Exhibit 99.2

Brienne Fisher – Natus Medical - Director of Legal Services

Good morning. This is Brienne Fisher, the Director of Legal Services with Natus Medical, and I’d like to thank you all for participating in this morning’s call. Earlier today Natus Medical released financial results for the second quarter of 2006. If you have not received the news release or if you would like to be added to the Company’s distribution list, please call Natus Medical in San Carlos, California, at 650-802-0400, or email your request to Investor Relations at natus.com. This call is being broadcast live over the Internet at www.natus.com and a replay of the call will be available on our website for the next 90 days.

In terms of the structure for today’s call, Jim Hawkins, President and Chief Executive Officer of Natus, will present opening comments and then Steve Murphy, our Chief Financial Officer, will summarize our financial results. After that, Jim Hawkins will conclude his prepared remarks with comments about our strategy and our financial guidance for 2006. Ken Traverso, Natus’ Vice President of Sales and Marketing, is also here and will join us in answering any questions.

I would like to remind you that some of the information to be furnished in today’s session will constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those focused on future performance, results, plans and events and include our expected results for 2006. We remind you that are future results may differ materially from these forward-looking statements due to a number of risk factors. For a description of the relevant risks and uncertainties that may affect our business, please our periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Without that, I’d like to turn the call over the Jim Hawkins, President and Chief Executive Officer of Natus Medical.

Jim Hawkins - Natus Medical - President & CEO

Thank you, Brienne. While I am exceptionally pleased to report that during the second quarter we exceeded our guidance in revenue, income before taxes, and earnings per share. It was truly a great quarter. We achieved our financial goal of sustained profitability while increasing revenue and controlling costs.

Among our financial highlights the quarter are the following. We reported second quarter revenue of $20 million compared to the $10.2 million for the second quarter in 2005. Our guidance for the second quarter of 2006 was $19.3 to $19.5 million. Gross margin improved to 63.9% for the three months ended June 30 compared with 61.5% for the second quarter of 2005. We reported net income of $1.4 million, or $0.07 per diluted share in the second quarter. This exceeded our guidance of $0.05 to $0.06.

The integration of Bio-logic is now complete. It went very smoothly and ahead of our internal schedule. We are also pleased that Bio-logic’s operating results were accretive to our earnings in both the first and second quarters. I am also proud of everyone in the Natus and Bio-logic organizations for their willingness to implement new ideas and processes and for the combined sales organizations to work together to grow the business.

I am also very pleased with our internal revenue growth in the second quarter —(technical difficulty) if you compare the second quarter 2006 with the pro forma Natus and Bio-logic would have reported, if we were combined in the second quarter of 2005, which would have been $17.1 million, our 2006 second quarter revenue of $20 million represents a 17% increase. We are very happy with that kind of internal growth, especially when you think of the integration processes that had to take place in the second quarter.

As we look ahead, we are confident that we will maintain our position as a worldwide leader in newborn hearing screening, along with maintaining our strong position in diagnostic hearing and phototherapy. In this last quarter, we believe we gained market share in our new EEG business that was part of the Bio-logic acquisition. Our objective is to continue to gain market share in future periods in the EEG marketplace.

The launches of two new products were also very well-received in the quarter. The neoBLUE cozy introduction was successful, with shipments ramping through our the quarter. Also the pediatric hearing screening product that we manufactured for Walsh Allen has been very well-received in the marketplace. We are anticipating a solid growth opportunity in this developing market that is potentially as large as the hospital-based newborn hearing screening market.

We also look to continue to acquire companies or products that we expect to be accretive and will allow us to leverage our strong and established sales channels. With that overview, I would like to turn the call over to Steve Murphy. Steve?

Steve Murphy - Natus Medical - CFO

Thank you, Jim. I will be discussing our 2006 second quarter financial results on a basis consistent with generally accepted accounting principles in the United States, or GAAP, and certain adjustments we have made to our GAAP results that we believe aid in assessing the performance of our core business.

I will also discuss the results of a formal study of our tax loss carryforwards. All per share amounts that I will present are on a diluted basis. ON GAAP-basis we reported net income of $1.4 million, or $0.07 per share for the second quarter of 2006, compared with net income of $1.3 million, or $0.07 per share for the comparable period in 2005.

For the six months ended June 30, 2006 we reported a net loss of $3.3 million, or a loss of $0.18 per share, compared to a net income of $2.2 million, or $0.12 per share reported in the same period in 2005. Included in the 2006 year-to-date results in a $5.9 million charge for acquired in-process research and development associated with our acquisition of Bio-Logic Systems Corp. in January 2006. This charge was based on the value of R&D projects underway at Bio-logics at the time of the acquisition and was recorded as an expense concurrent with the acquisition.

As Jim mentioned, we reported record second quarter revenue of $20 million this year, an increase of $9.8 million, or 96% from revenue of $10.2 million for the second quarter of 2005. Bio-Logic contributed to $8.6 million of the increase, with the core Natus business lines contributing to $1.2 million of the increase. On a worldwide basis, revenue of our core business lines, excluding Bio-Logic, increased 12% in the second quarter of 2005 to $11.4 million, compared to the same period in 2005.

Revenue from devices and systems contributed to 55% of total revenue in the second quarter 2006, compared with 42% reported for the second quarter of 2005. The increase was primarily attributable to the edition of Bio-Logic’s neurology and sleep diagnostic products. Revenue from U.S. operations was $14.7 million for the second quarter of 2006, compared with $6.4 million reported for the second quarter of 2005.

Revenue from international operations increased 41% to $5.3 million for the second quarter 2006, compared with first quarter 2005 revenue of $3.8 million. Our gross margin improved to 63.9% for the second quarter of 2006, compared to 61.5% for the same period last year. The increase in the gross margin for the 2006 period was primarily attributable to the results of Bio-Logic and product mix as well as a reduction in manufacturing overhead as a percentage of revenue. We also saw a marginal increase in the average selling price of the disposable supply product used with our ALGO newborn hearing screening product line.

Total operating expenses increased by $5.1 million to $10.2 million in the 2006 second quarter, compared to $5.1 million in the prior year. Approximately $4 million of the increase was attributable to Bio-Logic, with a remainder coming primarily from equity-basee compensation expense related to our adoption of FAS 123 (R), additional direct costs related to the Bio-Logic acquisition, sales related costs and outside professional fees.

We have adjusted our GAAP results for the three and six months ended June 30, 2006 for the effect of employee equity-basee compensation expense and costs associated with the acquisition of Bio-logic. Our press release issued this morning contains a reconciliation of our GAAP results to the non-GAAP results I will discuss. The press release also contains an explanation of why we believe these adjustments to our GAAP results provides the Company and investors a clearer representation of our actual performance.

Our results for the three and six months ended June 30, 2006 are based on an effective tax rate for book purposes of approximately 45%, while in 2005 our effective tax rate was 12% and 13% for the three and six months periods, respectively. Because of the disparity of our effective tax rates in 2006 and 2005, we believe it is more appropriate to compare our results on a before tax basis.

Our non-GAAP income before tax increased 100% to $2.9 million for the quarter ended June 30, 2006 from $1.4 million reported in the same period in 2005. For the six months ended June 30, 2006 our non-GAAP income before tax increased 116% to $5.4 million, compared to $2.5 million reported in 2005. The non-GAAP adjustments increased income before tax by approximately $350,000 for the three months ended June 30, 2006 and $6.3 million year-to-date in 2006.

Another disparity that is not evident in our GAAP results is the difference between our effective tax rate for book purposes and the actual rate that our payments to taxing authorities will be based on. That disparity relates to our tax loss and credit carryforwards. During the first quarter 2006 working with our tax advisers, we did a very high-level analysis of our tax loss carryforwards and determined that they might be limited by as much as $13 million. Based on that preliminary analysis, we recorded a deferred tax asset of $4.9 million in conjunction with the purchase accounting for the Bio-Logic acquisition.

During the second quarter 2006, we engaged another independent consulting firm to assist us in a formal study of our tax loss carryforwards. That study is now complete, and we have determined that our federal tax loss carryforwards will be limited by only $750,000. As a result of this determination, in the second quarter 2006, we recorded an additional $5.1 million of deferred tax assets.

In summary, during the second quarter we determined that we will benefit from approximately $19.6 million of federal tax loss carryforwards. The tax effective benefit of those tax loss carryforwards and other tax credit carryforwards is approximately $10 million. We expect to realize the benefit of this tax asset over the next two or more years where the amount of tax we actually pay to taxing authorities will be less than 15% of our pre-tax book income. The 15% rate takes into account taxes we pay on foreign jurisdictions, have statutory rates, and the U.S. federal AMT rate which is approximately 2.5%.

The differential between our effective tax rate for book purposes and the 15% rate we expect our tax payments will be based on will have a material beneficial impact on our generation of free cash flow from operations over the next two years. We acquired Bio-Logic Systems Corp. in January 2006 for cash of $68.8 million, using our existing cash and $12.8 million of Bio-Logic’s cash to complete the acquisition. We also borrowed $10 million from Wells Fargo Bank in a senior secured credit facility. Principal on the note is payable in 48 equal monthly installments; however there is no prepayment penalty.

During the second quarter 2006, we accelerated $1 million of principal payment on the note, leaving the balance of the note on June 30, 2006 at approximately $7.8 million. We had approximately $9.5 million of cash at June 30, 2006. With that, I will turn the call back to Jim.

Jim Hawkins - Natus Medical - President & CEO

Thanks, Steve. Before opening up the call to your questions, I would like to make a few comments and review our guidance for the third and fourth quarter of 2006. I remain very excited about our growth prospects that are reflected in our updated guidance. The full year 2006 we expect to report revenue of $81.5 million to $83 million. This is $1 million increase from our previous guidance, which was $80.5 million to $82 million.

In addition, we increased our earnings per share guidance for the full- year to 2006. We now expect to report non-GAAP earnings per share of $0.31 to $0.34. This is an increase from our previous guidance, which was $0.30 to $0.33. We have also raised our third quarter 2006 revenue guidance to $20.8 million to $21 million, up from our previous guidance of $20.3 million to $20.5 million. For the third quarter we expect to report diluted earnings per share of $0.08 to $0.09. For the fourth quarter of 2006 the Company expects to report income per diluted share of $0.11 to $0.12.

Our annual guidance for 2006 is on a non-GAAP basis because it excludes the $5.9 million charge associated with the acquisition of Bio-Logic and, although we expect to pay taxes at a rate of less than 15%, our financial guidance is based on our effective tax rate for book purposes of 45%.

In conclusion, Natus had a great second quarter of 2006. Both revenue and earnings came in at much higher than expected levels. Our business has never been better. The integration of Bio-Logic has gone exceptionally well and we remain convinced that our growth strategy which incorporates continued internal growth and when the opportunity arises, additional strategic acquisitions that we expect to be accretive will allow Natus to continue rapid growth with increasing levels of profitability. With that said, Steve, Ken and I will be happy to take your questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Dan Owczarski.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Good morning. A question, Jim, you mentioned that you didn’t share in EEG. Is there anything you can share as far as metrics to let us know what exactly that means, or how we can track your progress there?

Jim Hawkins - Natus Medical - President & CEO

Well, in the Bio-Logic business overall, it grew about 20% year-over-year, and we certainly — the EEG business certainly did not grow anywhere near that rate. So with that assumption, we gain market share.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Okay. I mean do you have an idea — are you single-digits, market share double-digits market share in that area?

Jim Hawkins - Natus Medical - President & CEO

Oh, I see. Where we stand. Overall, we think we are — it is broken up into different segments, of course, asleep and neurology group, but overall, we are somewhere probably in the 12% to 13% market share.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

And that does include sleep?

Jim Hawkins - Natus Medical - President & CEO

Yes.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

And then did you see contribution from Welch-Allyn in this quarter itself?

Jim Hawkins - Natus Medical - President & CEO

Yes, we did. We started shipping product, I believe, in April and you know that overall business has gone very well. The feedback we have received from Welch-Allyn has been very positive and, as we go forward, in fact, we are already seeing some increases in forecast based upon the early introduction of that product line.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

That was my next question. Is that based on this? Do you still have the same expectations for this year for that product? So it might creep up a little bit, your expectations, your forecast there?

Jim Hawkins - Natus Medical - President & CEO

Yes, I think so.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Now, did they have a minimum, if they committed a minimum amount to purchase from you or a minimum amount of resources to dedicate to that area?

Jim Hawkins - Natus Medical - President & CEO

You know, the dynamics of that agreement are confidential.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

And then on the last conference call, I thought you referred to a backlog in some areas of kind of your legacy business, and that sometimes the backlog can kind of hide the true demand or couldn’t give you the perfect picture. I mean was there any filling of backlog during the quarter, or did that level kind of stay the same or did that move around at all?

Jim Hawkins - Natus Medical - President & CEO

Yes, let’s see. As we have stated, we really don’t give specifics to our backlog, but I think it was commented that we did add to backlog last quarter, and in our second quarter we also added to backlog.

Dan Owczarski - Soleil-Belmont Harbor Capital - Analyst

Just that trend helps. And then as far as international market, newborn hearing. I know maybe it was a couple of quarters ago when you were presenting that you had felt that that market was about 25% penetrated international developed market. Is that — are you seeing any trends, positive or negative, one way or the other? Is that 25% penetrated still good number, or is that creeping up?

Jim Hawkins - Natus Medical - President & CEO

I think that is a good number. I think if we had to guess you know what the future might bring there, in our modeling we believe that if we look five years out, the market should be 70%, 80% penetrated at that point and so we see a little bit of a straight line getting there in our modeling, where if we are at 25% now, I guess you could say that over the next five years it might go up 7% to 10% a year, if that make sense.

Operator

Matt Dolan with Roth Capital.

Matt Dolan - Roth Capital - Analyst

Showed some nice growth there organically for the Natus business and Bio-Logic if I look at which they did in Q2 seemed to be very stronger on 23% over its pre-acquisition days. Is there anything — any specific product segments there that account for that, or could you help us characterize the growth across those businesses?

Jim Hawkins - Natus Medical - President & CEO

The overall, you know, was strong across all fronts, Matt, but the EEG business was certainly the strongest, and as I think we had alluded, we expected to certainly get some benefits and then we are really seeing it by combining the two sales forces together. We are getting a lot of productivity there.

Matt Dolan - Roth Capital - Analyst

Okay. And then I guess following up on the backlog question, we spoke of that somewhat expanding I think on the Q1 call. Can you give us a guide relative to Q1 where the backlog stands at the end of the second quarter?

Jim Hawkins - Natus Medical - President & CEO

We don’t report an exact backlog number but our backlog actually grew more in Q2 than it did in Q1.

Matt Dolan - Roth Capital - Analyst

That helps. Thanks. And then just a couple of P&L accounting questions. G&A seemed to grow sequentially up; it looks like about $600,000. Is there anything there in Q2 that’s kind of a one-time event that we didn’t see in Q1, or is this a good starting point in terms of modeling going forward?

Jim Hawkins - Natus Medical - President & CEO

Steve, do you want to go ahead and answer that one?

Steve Murphy - Natus Medical - CFO

Sure. You know there were some unusual one-time charges included in there. In the non-GAAP schedule in the press release there is about $170,000 of costs associated with the acquisition. Then we had some professional fees in the second quarter to do this tax study, and I would say just probably a higher level of professional fees in the quarter than we would expect going forward.

Matt Dolan - Roth Capital - Analyst

So we might see it drop off Q3 to Q4?

Steve Murphy - Natus Medical - CFO

Yes, I would say.

Matt Dolan - Roth Capital - Analyst

And one more, and then I will drop off. You know on the FAS 123R expenses, it looks like they were down from Q1 as well, and a little bit below what I was expecting. Can you give us any help in terms of what you are looking for maybe on an annual basis for the year?

Steve Murphy - Natus Medical - CFO

I think the year-to-date run rate is probably pretty good for the year. We had been saying that it was going to be somewhere around 1.6 million. I think that was based on expectations for grants this year which are a little lower than we expected, and so I think we’re probably at a run rate of maybe $1.4 million for the year.

Matt Dolan - Roth Capital - Analyst

Thanks, guys. Nice quarter.

Operator

Joshua Zable with Natexis.

Joshua Zable - Natexis - Analyst

Good morning, guys, great job. A couple of quick questions; a lot of my questions have been answered. First of all, could you just address the share count? I noticed that went up. Anything going on there or how we should kind of look going forward?

Steve Murphy - Natus Medical - CFO

Well, we have our ESPP which kicked in in the second quarter and it is the — the diluted share count is affected by our stock price. As the stock goes down, the treasury stock method allows you to buy back more shares. There’s some unknowns in there, and so it is a little difficult to project where we’re going to be at the end of the year.

Joshua Zable - Natexis - Analyst

Fair enough. And then just so I have my numbers right. It seems the first quarter there is a lot of focus on integrating Bio-Logic and getting to their customers and it seems like this quarter, which would make sense, more of the growth was driven by sort of the old Natus products, as probably some of the customers you weren’t paying attention to as much, for lack of a better word, probably got those sales coming through. On a go-forward basis, how should we think about kind of the sales as far as what’s coming from Bio-Logic and what is coming from old Natus for the rest of the year? And how will that balance out?

Jim Hawkins - Natus Medical - President & CEO

This is Jim Hawkins. You know we have said that we wanted — our objectives were to have core Natus growing at 10% to 15% a year. The core Natus came in at 12%. So that is right in the middle of the range. Where we — and with Bio-Logic, our objective is really the same, 10% to 15% with them and overall corporate. So when we look at the sort of the outstanding results in the quarter, it was really Bio-Logic driven.

Joshua Zable - Natexis - Analyst

Now, Bio-Logic, I am just trying — I have my growth of Bio-Logic, my number is about 4% so maybe I have some math wrong, but I just wanted to make sure. Can you maybe give me a breakout of those two, because I have 11.4 from old Natus and 8.6 million from Bio-Logic.

Steve Murphy - Natus Medical - CFO

Yes. So you are combining them. That gets you to the 20 million?

Joshua Zable - Natexis - Analyst

Right. And the 8.6 is off of the —

Steve Murphy - Natus Medical - CFO

I think about 6.9 a year ago, for Bio-Logic.

Joshua Zable - Natexis - Analyst

Perfect. Great job, guys. Thanks very much.

Operator

Jayson Bedford with Raymond James.

Jayson Bedford - Raymond James - Analyst

Just a few quick questions. One, on the backlog is fair to look at — you’re just — the trending deferred revenue as a proxy for your backlog? It looked like deferred revenue jumped up slightly in the quarter.

Jim Hawkins - Natus Medical - President & CEO

Steve, do you want to answer that?

Steve Murphy - Natus Medical - CFO

Yes, that’s probably not a good measure for the backlog. Most of the deferred revenue are service contracts on our devices, some of which of multi-year service contracts. And so you can’t really look at that on a quarter-by-quarter basis and relate it back to our sales.

Jayson Bedford - Raymond James - Analyst

That’s fair. Can you just comment — you alluded slightly to ASP’s particularly in the U.S. Is there any way you could quantify the year-over-year increase in the pricing?

Steve Murphy - Natus Medical - CFO

This is Steve. You know, I said it was marginal. It was less than 5%, but it’s a very positive sign because it is the first time in probably 10 quarters that we have seen an increase in the ASP of our supply product.

Jayson Bedford - Raymond James - Analyst

Then just sticking with a P&L here, R&D costs looked like they were a little over 12% of revenue which is still historically a little higher than you have historically. I am wondering is that going to come down going forward?

Jim Hawkins - Natus Medical - President & CEO

You know we have a lot of projects going, and Bio-Logic does as well. I think we have communicated that where we’d like to be able to get to is a 10% R&D costs and really we think long-term, once we get our products on track and moving ahead on a regular schedule, we think R&D can get down to even an 8% or 9% rate.

Jayson Bedford - Raymond James - Analyst

And then, Jim, could you care to allude to maybe some of the new products that you have in the queue over the next six months to a year?

Jim Hawkins - Natus Medical - President & CEO

Not really. We don’t talk a lot about new products, Jayson, until they are introduced.

Jayson Bedford - Raymond James - Analyst

That’s fair. And then in terms of an acquisition, can you just remind us of your criteria in terms of maybe kind of the valuation metrics, as well as the expected accretion from an acquisition?

Jim Hawkins - Natus Medical - President & CEO

Certainly on the valuation method — metrics, we can talk about that. We have communicated that we believe there is opportunity to buy good solid businesses out there between 1.25 and 1.5 times revenues. This is the range that we have made two acquisitions so far, both Fischer-Zoth and Bio-Logic. And we do see things out there that certainly fall into this range.

As far as trying to quantify the accretiveness of the acquisitions, we have never really gone there except to make the statement that it is certainly our objective to haven them be accretive immediately after a onetime charge for, you know, integration and cost of the acquisitions.

Jayson Bedford - Raymond James - Analyst

That’s fair. And then I guess lastly you did roughly 17% growth year-on- year. Looking at your guidance going forward, it kind of implies a deceleration in growth. Just wondering is that a function of something particularly good happening this quarter, or is that just being conservative for the back half of this year?

Jim Hawkins - Natus Medical - President & CEO

I think the 17% is above our internal goals. It’s 10% to 15%, so we think that was an exceptional quarter. We also had an exceptional quarter in Q4, where I think we were certainly 17% to 20% — actually 20%, if I remember correctly, internal growth. So it does happen, but when we set our own parameters and give guidance, you know we try to give guidance to numbers that we feel confident with.

Jayson Bedford - Raymond James - Analyst

Great. That’s helpful. Nice quarter.

Operator

(OPERATOR INSTRUCTIONS). Brian Kowalchyk with Westpark Capital.

Brian Kowalchyk - Westpark Capital - Analyst

As most my questions have been asked and answered, but I want to clarify one point, Jim. I think that you mentioned the effective tax rate that you are implying in your guidance remains at that higher 45% level.

Jim Hawkins - Natus Medical - President & CEO

That’s correct.

Brian Kowalchyk - Westpark Capital - Analyst

So that’s consistent with a Q1 guidance in terms of the effective tax rate.

Jim Hawkins - Natus Medical - President & CEO

That’s correct.

Brian Kowalchyk - Westpark Capital - Analyst

Very good. Also the Bio-Logic growth rate this quarter, if my number is right and we talked about a 20% plus growth rate for the quarter. What has that been for the kind of six-month period?

Jim Hawkins - Natus Medical - President & CEO

I’m not sure of that off the top of my head, Brian.

Brian Kowalchyk - Westpark Capital - Analyst

Based upon numbers you talked about last quarter — again if my numbers are right — it was another high double-digit number, somewhere in the area of 18% to 20%. With a 20% plus growth this quarter, is there any reason to think that those type of trends aren’t sustainable or maybe help me understand what is going on there?

Jim Hawkins - Natus Medical - President & CEO

Well, the markets for these products are probably growing somewhere in the 5% to 10% range if we blend the neurology and and the sleep business. We are hoping to continue to gain market share and I guess we will just leave it at that.

Brian Kowalchyk - Westpark Capital - Analyst

Okay. And you talked to some extent about your ability to increase your ASPs during the quarter. Was that something that was done somewhat mid quarter? Did you get the full benefit of it this quarter? Help me understand what the outlook for that might be going forward.

Jim Hawkins - Natus Medical - President & CEO

The average ASPs that we are talking about are primarily in our hearing screening product line and, starting — in the first quarter we started to have price adjustment increases in that range, the product line range. They took effect some in the first quarter and certainly more in the second quarter, and we expect more to take place actually as they go through over the next really one to two years.

Brian Kowalchyk - Westpark Capital - Analyst

Excellent. Nice job, guys. Look forward to talking to you next quarter.

Operator

Joshua Zable with Natexis.

Joshua Zable - Natexis - Analyst

Just one quick question. Thanks for taking it again. I hate to beat this tax issue because it is getting ridiculous here, but just as far as that higher tax rate on your guidance, obviously, and I know there is accounting issues that are going on, so to speak, so it’s not really representative of what you guys are earning. But just as a matter of sort of printing the numbers, 45% is a high number any way you cut it. Is that sort of — so you can kind of get through this, and we can get the kind of real earnings, without this discrepancy going on, or are there still some things you can do to even get that 45% reported rate down on a go-forward basis?

Jim Hawkins - Natus Medical - President & CEO

You know the 45% is the — I guess the term might be statutory tax rate that where Natus is at at this time, having not done or really needed to do, since we are not paying taxes, to have ever really focused on what that rate would be. Since we are having to show that rate now, we do plan on doing some tax strategies where for next year we are hoping that that tax rate on a reported book purposes can be reduced.

Joshua Zable - Natexis - Analyst

Along those lines, is it safe to assume then you guys are going to be bringing in some outside professionals to assist you with that, which we should incorporate that in our G&A spend, things like that?

Jim Hawkins - Natus Medical - President & CEO

Yes, certainly, we are spending some time and energy and money on that. As far as trying to quantify that, it is not a material amount.

Joshua Zable - Natexis - Analyst

Thanks very much and again sorry for beating that tax issue. I know it gets ridiculous, but a great job again.

Operator

Sean McMahon, Kennedy Capital.

Sean McMahon - Kennedy Capital - Analyst

I just had one question on the increase in inventory, you know, sales I think were up 3% sequentially but inventory was up 12%. Can you talk to me about that it all?

Jim Hawkins - Natus Medical - President & CEO

Sure. What happened there, Sean, a little bit is when we acquired Bio-Logic, they had actually let their inventories run down quite a bit and to the point where they were really under what levels we thought were appropriate for the business. So in the quarter we have built those inventories back up to what we think are more of an appropriate level.

Sean McMahon - Kennedy Capital - Analyst

Is this a good run rate here?

Jim Hawkins - Natus Medical - President & CEO

Yes, we wouldn’t see that inventory level growing in any meaningful way from here.

Sean McMahon - Kennedy Capital - Analyst

And kind of the inventory days, is this good run rate or I mean with the sales, or do you expect this to increase as kind of the international business continues to grow.

Jim Hawkins - Natus Medical - President & CEO

Yes, I think that as far as inventory turns, there is no reason to think that the inventory levels would go up. If anything, our inventory turns should decrease over time as revenues grow.

Sean McMahon - Kennedy Capital - Analyst

Okay great. Thanks guys.

Operator

There are no further questions in the queue.

Jim Hawkins - Natus Medical - President & CEO

Well, I would like to thank everyone for participating in our second quarter conference call. We remain very excited about our business, the integration of Bio-Logic and really the future for Natus. We think we have a lot of opportunities and look forward to continue to grow revenues and earnings in future quarters. Thank you very much.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.